Exhibit 99.1

CONTACTS:	Sung Lee, Investors
(650) 524-7792

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD  SCIENCES  ANNOUNCES  CHANGES  TO  SENIOR  LEADERSHIP  TEAM

Foster City, Calif., July 17, 2019 — Gilead Sciences, Inc. (Nasdaq: GILD) announced today changes to the company’s senior leadership team.  Gregg Alton, Chief Patient Officer, and Katie Watson, Executive Vice President, Human Resources, will be departing Gilead.  Jyoti Mehra has been named Executive Vice President, Human Resources, and will assume responsibility for the worldwide HR function.

Mr. Alton joined Gilead in 1999 and most recently has led Gilead’s corporate and medical affairs functions and developing world access programs, as well as commercial operations in certain countries of Asia and Latin America. He previously served as general counsel and helped to architect the company’s innovative access model for HIV and viral hepatitis medicines in resource-limited countries. He will remain with Gilead through October 4 and plans to serve in an advisory capacity until the end of the year to help transition his responsibilities to other parts of the organization.

“Gregg has been a valued leader at Gilead for nearly 20 years,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead.  “His unwavering focus on enabling and expanding access to medicines has allowed the company to help millions of individuals in countries most heavily impacted by HIV, hepatitis B and hepatitis C.  I want to thank Gregg for his many contributions and tireless advocacy.”

“I am honored to have had the opportunity to help lead Gilead for nearly two decades,” said Mr. Alton. “On behalf of the organizations I have had a chance to lead, I am extraordinarily proud of the work we have done together to drive innovative solutions to reach the people most in need of our medications around the world.”

Ms. Watson joined Gilead in 2003 and during her 16 years with the company has helped to support significant organizational growth around the world. She has been responsible for attracting, developing and retaining talent, and delivering a strategic approach to engaging the company’s employees.  She has helped to foster a culture that builds on Gilead’s core values of inclusion, teamwork, excellence, accountability and integrity.

“Katie has had a tremendous impact on Gilead, and I would like to thank her for her many contributions, including her dedication to improving the experience for the more than 11,000 employees at our company,” commented Mr. O’Day.  “It is a testament to her leadership and her skill in developing people that we were quickly able to identify a strong successor. I know Jyoti will build on the important work underway to ensure Gilead is considered among the best places to work in our industry.”

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

“Helping Gilead grow and hire so many talented individuals and working to develop and retain our employees has been a privilege for the past 16 years,” commented Ms. Watson. “I am deeply appreciative of the opportunity to be a part of a company that has transformed care for patients, and I am confident our HR organization will continue contributing to this mission.”

Effective August 5, Ms. Mehra will be appointed as Ms. Watson’s successor.  Ms. Watson will depart Gilead on September 1, remaining with Gilead in an advisory capacity through the end of the year to ensure a smooth transition. Ms. Mehra joined Gilead in 2017 as Vice President, Human Resources. She has more than 20 years of experience building organizational capabilities and shaping high-performing teams and cultures. She has worked across the United States, Europe and Asia. Prior to joining Gilead, she held positions of increasing seniority at Novartis Pharmaceuticals Corp. and Eli Lilly & Co.

“It is a great privilege to take on this role and to lead Gilead’s Human Resources organization,” said Ms. Mehra. “As a company, Gilead has enjoyed tremendous success because of the smart and talented people who work here. It is a truly an honor to have the opportunity to continue to shape Gilead’s culture in this position and to build on the company’s strong past by adding organizational capabilities.”

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information about Gilead, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@Gilead Sciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.